Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of DWS State
Tax-Free Income Series


In planning and performing our audit of the financial statements of DWS State Tax-Free Income Series (formerly Scudder State Tax-Free Income Series) (comprising DWS California Tax-Free Income Fund (formerly Scudder
California Tax-Free Income Fund) and DWS New York
Tax-Free Fund (formerly Scudder New York Tax-Free
Income Fund)), as of and for the year ended August 31, 2006, in accordance with the standards of the Public
Company Accounting Oversight Board (United States), we considered its internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of DWS State Tax-Free Income Series' internal control over financial reporting. Accordingly, we express no such opinion.

The management of DWS State Tax-Free Income Series is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the company's ability to initiate, authorize, record, process or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company's annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of DWS State Tax-Free Income Series' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company
Accounting Oversight Board (United States). In our report to you dated October 10, 2006 we reported that there were no deficiencies in DWS State Tax-Free Income Series' internal control over financial reporting and its operation, including controls for safeguarding securities, that we considered to be a material weakness as defined above as of August 31, 2006.

However, subsequent to the filing of DWS State Tax-Free
Income Series' Form N-SAR for its fiscal year ended
August 31, 2006, we noted the following matter involving internal control over financial reporting and its operation that we consider to be a material weakness, as defined above. The DWS State Tax-Free Income Series' controls related to the review and analysis of the relevant terms and conditions of certain transfers of securities were not designed to appropriately determine whether the transfers qualified for sale accounting under the provisions of Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. As a result of this material weakness, the statements of assets and liabilities of the DWS California Tax-Free Income Fund and the DWS
New York Tax-Free Fund, including the portfolios of investments, as of August 31, 2006, the related statements of operations and cash flows for the year then ended, and the financial highlights for each of five years in the period then ended as well as the statement of changes in net assets for the year ended August 31, 2006 for the DWS California Tax-Free Income Fund, were restated in order to appropriately account for such transfers of securities as secured borrowings and report the related interest income and expense.

This report is intended solely for the information and use of management and the Board of Trustees of DWS State Tax-
Free Income Series and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.


Ernst & Young LLP


Boston, Massachusetts
October 10, 2006, except for the 5th and 6th paragraphs, as to which the date is April 4, 2007